Exhibit 3.1

AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

YACHT FINDERS, INC.

Pursuant to Section 242 of the Delaware General Corporation Law

The undersigned Chief Executive Officer of YACHT FINDERS, INC. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The sole director of the Corporation declared the advisability of and adopted a resolution by written consent setting forth the following amendment;

RESOLVED, that the Certificate of Incorporation of Yacht Finders Inc. be amended by striking therefrom Article FIRST and inserting in lieu thereof the following:

FIRST: The name of the Corporation is Yale Transaction Finders, Inc.

2.	In accordance with Section 242 of the Delaware General Corporation Law, no meeting or vote of stockholders is required to adopt an amendment to a company’s certificate of incorporation that effects only a change of corporate name when the corporation’s board of directors declares the advisability of, and adopts a resolution setting forth, such an amendment.

3.	Article FIRST is hereby deleted and replaced in its entirety as follows:

FIRST: The name of the Corporation is Yale Transaction Finders, Inc.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Amended and Restated Certificate of Incorporation this 7th day of April, 2022.

YACHT FINDERS, INC.

By:	/s/ Jonathan J. Ledecky
Jonathan J. Ledecky
Chief Executive Officer